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                                                                   EXHIBIT 10.13

                         MARKETING SERVICES AGREEMENT

     THIS MARKETING SERVICES AGREEMENT (the "Agreement") is made as of March 6, 2000 (the "Effective Date") by and between EBAY INC., with its principal place of business at 2125 Hamilton Avenue, San Jose, California 95125 ("eBay"), and AUTOTRADER.COM, LLC, with its principal place of business at 5775 Peachtree Dunwoody Road, Suite A-200, Atlanta, Georgia 30342 ("ATC").

                                  BACKGROUND

     A. eBay operates a website for the online, person-to-person trading of various items.

     B. ATC operates a website that brings together buyers and sellers of used cars and trucks via electronic classified ads as well as providing users buying and selling tips, car reviews, vehicle pricing information, safety information, and help with finance, insurance, and warranty programs.

     C. eBay wants to direct ATC content (vehicle listings and related services) and ATC customers to an eBay/ATC co-branded automobile trading area hosted and maintained by eBay as part of the eBay website for the general trading of certain automobiles in the U.S. and which provides transaction-related products and services to users of the co-branded trading area.

     The parties therefore agree as follows:

                                   AGREEMENT

1.   DEFINITIONS.

     1.1 "AOL Agreements" means the Interactive Marketing Agreement between America Online, Inc. ("AOL") and ATC dated April 13, 1999, as amended from time to time (the "ATC AOL Agreement") and the Amended and Restated Interactive Marketing Agreement between AOL and eBay dated March 24, 1999, as amended from time to time (the "eBay AOL Agreement").

     1.2 "ATC Content" means all content or information, in any medium, created by ATC for use in the Co-Branded Pages, including, without limitation, any text, music, sound, photographs, video, graphics or data, but excluding any user generated content.

     1.3 "ATC Dealers" means offline used vehicle dealers (both independents and franchise operators) who are licensed by a state government to deal in vehicles, who list or have listed Eligible Vehicles for sale on the ATC Site and who list one or more Eligible Vehicles on the Co-Branded Pages during the Term and whose eBay user IDs are provided to eBay by ATC.

     1.4 "ATC Site" means the website owned and operated by ATC accessible at www.autotrader.com (or any successor URL) for the purpose of listing used vehicles for sale, providing information about new vehicles, buying and selling tips, pricing information, and access


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to vehicle finance, insurance, warranty programs and other information or functionality provided by ATC from time to time, and any additional sites operated by or for ATC for the U.S. market, subject to the ATC AOL Agreement.

     1.5 "ATC Users" means all users who access the ATC Site or ATC's "Affiliated MP Site" as defined in the ATC AOL Agreement.

     1.6 "Co-Branded Pages" means all pages of the eBay/ATC co-branded general automobile trading area (excluding listings for collector cars and all other items that are not Eligible Vehicles) hosted by eBay (including, without limitation, any Java screens associated with the trading area or emails or other direct communications sent to eBay Users or others by operation of the trading area). The direct URL that will lead to the home page of the Co-Branded Pages will be http://www.ebay-autotrader.com (or such other URL as the parties may mutually agree on) and shall be registered and owned by eBay.

     1.7 "Development Schedule" means the schedule for the development and implementation of the Co-Branded Pages, which schedule will be added to this Agreement as Exhibit A (Development Schedule) in a form and at a time to be mutually agreed by the parties, but in no event later than sixty (60) days after the Effective Date of this Agreement.

     1.8 "eBay Site" means the website owned and operated by eBay accessible at www.ebay.com (or any successor URL) for the purpose of facilitating an online trading community accessible by users worldwide, and any additional sites operated by or for eBay for the U.S. market and which are intended to include Eligible Vehicle listings.

     1.9 "eBay Users" means all users who access the eBay Site, Co-Branded Pages or the Mirror Site or eBay's "Affiliated MP Site" as defined in the eBay AOL Agreement.

     1.10 "eBay User Agreement" means the terms and conditions for use of the eBay Site, as published on the eBay Site.

     1.11 "Eligible Services" means products and services offered on the Co-Branded Pages ancillary to the sale of Eligible Vehicles, as agreed upon by eBay and ATC from time to time. "Eligible Services" may include services such as automobile finance, insurance, inspections, shipping, escrow and warranty services and other transaction-related services related to the listing or sale of Eligible Vehicles. "Eligible Services" specifically exclude provision of automobile parts, automobilia, license plates, accessories and die-cast models, and any services with respect to vehicles that are not Eligible Vehicles.

     1.12 "Eligible Vehicles" means general-production cars, minivans, station wagons, pick-up trucks, sports cars, and sport utility vehicles, of any class, make or model produced within fifteen (15) years of the Effective Date and each anniversary of the Effective Date thereafter (so that, as of the Effective Date, Eligible Vehicles includes vehicles produced from 1986-2000; on the first anniversary of the Effective Date, vehicles produced from 1987-2001, and so on) and located in and for sale in the United States. "Eligible Vehicles" do not include any motorcycles, RVs, vehicles located and for sale outside of the U.S., antique (more than 20 years old), customized, collector and exotic cars, hot rods, special editions (e.g., pace cars), muscle cars, vehicles sold in charity auctions, and other trucks or automobilia, license plates,


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accessories, die-cast models, vehicle parts or subassemblies or "parts cars"
(non-operational wrecks that can be cannibalized for spare parts). Initially, the parties will include on the Co- Branded Pages listings for vehicles produced within the last twenty (20) years of the Effective Date. At any time during the Term that vehicles produced fifteen (15) to twenty (20) years earlier than the applicable anniversary of the Effective Date are listed on the Co-Branded Pages, all such vehicles will be treated as Eligible Vehicles for all relevant purposes. Upon reasonable notice to ATC, eBay may determine that vehicles produced fifteen (15) to twenty (20) years earlier than the applicable anniversary of the Effective Date shall no longer be treated as Eligible Vehicles, in which event ATC shall be free to withhold any such listings from the Co-Branded Pages.

     1.13 "Marketing Agreement" means the agreement between eBay and ATC of even date herewith with respect to eBay's operation and promotion of the Co-Branded Pages.

     1.14 "Mirror Site" means a version of the Co-Branded Pages made available to eBay Users as part of any Affiliated MP Site.

2.   ATC RESPONSIBILITIES.

     2.1 LISTING SERVICES. ATC will use reasonable commercial efforts to implement, in accordance with the Development Schedule, an eBay auction option available to all ATC Users (including ATC Dealers) listing items on the ATC Site. The intention of the parties is to make the auction option on the Co-Branded Pages seamlessly available as part of the process of creating an online listing on the ATC Site, such that the Co-Branded Pages auction option is equally accessible wherever presented to users compared to the non-auction listing alternatives. As part of the Development Schedule, the parties will jointly prepare a plan describing how the Co-Branded Pages listing option for ATC Users will be implemented, specifying the technical requirements and identifying listing tools and other ATC processes that will be modified or enhanced to present the auction option. eBay will host Eligible Vehicle listings prepared and uploaded by ATC Dealers using ATC listing tools that generate eBay-compatible content. If, and for as long as, eBay requests, ATC will host photographs of items listed by ATC Dealers on the Co-Branded Pages and Mirror Site on ATC's servers (or otherwise arrange for such hosting) and serve the photos to users of the Co-Branded Pages and the Mirror Site via procedures to be reasonably specified by eBay. ATC and eBay will cooperate to resolve, to their mutual satisfaction, firewall, load balancing and other functionality and implementation issues.

     2.2 SEARCH SERVICES. Within thirty (30) days after the Effective Date, the parties will mutually agree on a specification for the preliminary implementation on the ATC Site of a search function for Eligible Vehicles listed on the Co-Branded Pages, which may include framing eBay search pages on the ATC Site or some other mutually-agreeable method. ATC will use diligent efforts to implement this capability as rapidly as is commercially feasible, which in no event will be later than sixty (60) days after the specification is agreed upon, unless the delay is caused by eBay's failure to perform any eBay obligation necessary to allow ATC to implement the agreed upon specification. If ATC's diligent efforts are not sufficient to complete the implementation by the end of the sixty (60) day period, eBay shall have the right, but not the obligation, to terminate the Agreement pursuant to Section 9.2 ("Termination for Breach"). Within two (2) years following the Effective Date, ATC will make fully available an auction search capability on the ATC Site, with links from ATC search results pages to co-branded auction detail pages,


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all as specified in the Development Schedule, provided that eBay timely provides a geo-coded data feed, in accordance with the Development Schedule.

     2.3 CUSTOMER SUPPORT. ATC will provide general first level customer support to ATC Dealers for general user activities related to Eligible Vehicles and Eligible Services that do not require access to the history or details of a particular transaction on the Co-Branded Pages or technical information about the operation of the Co-Branded Pages to handle, such as preparing FAQ postings and answering general informational and set-up questions. eBay will answer transaction-specific questions, questions relating to the eBay infrastructure (such as billing and customer database inquiries), and all other questions. The parties shall mutually develop a customer service plan intended to minimize customer service redundancy between ATC and eBay. The parties will cooperate to develop methods to route customer support inquiries to the responsible party, depending on the nature of the inquiry. Each party shall perform its customer support obligations in a timely, professional and courteous manner.

     2.4 DEALER RELATIONS. If it comes to the attention of either party that an ATC Dealer is not in compliance with the eBay User Agreement and all other applicable eBay policies and procedures, the party will bring such non-compliance to the attention of the other party, and the parties will cooperate where feasible to determine and take all necessary and appropriate steps to insure such compliance, provided that eBay may terminate any non-compliant ATC Dealer's participation in the Co-Branded Pages, the Mirror Site and the eBay Site in accordance with eBay's standard policies for non-compliant sellers in eBay's sole discretion.

3.   EBAY RESPONSIBILITIES

     3.1 CO-BRANDED PAGES OPERATION. eBay will use reasonable commercial efforts to operate and serve the Co-Branded Pages and Mirror Site in a manner consistent with the present quality standards of the eBay Site and that meets response performance standards for eBay Users comparable to those for similar (in terms of content, proportion of graphics and other high-bandwidth content, etc.) pages of the eBay Site. Consistent with the Development Schedule, and in a format mutually agreed to by the parties, eBay will provide ATC with a feed of all Eligible Vehicle listings then available on the Co-Branded Pages so that ATC can incorporate such listings into its vehicle search database so that it may create links to auction detail pages in accordance with this Agreement.

     3.2 AUCTION HOSTING. eBay will host the auctions of Eligible Vehicles listed via the Co-Branded Pages or the Mirror Site, subject to eBay's standard policies and procedures for handling item listings and the AOL Agreements. eBay shall determine the fees and charges for the listing and sale of any Eligible Vehicle on the Co-Branded Pages and Mirror Site. eBay agrees that it will not require ATC Dealers individually or as a group to pay more for a basic level of service offered on the Co-Branded Pages than eBay charges consumers generally for such service. eBay may reject or remove the listing for any Eligible Vehicle if, in eBay's reasonable judgment (a) there is reasonable doubt as to the accuracy of the listing; (b) ATC or the seller has breached any provision of the Agreement or the eBay User Agreement, whether because of such listing or otherwise; (c) there is reasonable doubt as to title, or the right to pass clear title, to the Eligible Vehicle; or (d) such listing may reasonably be expected to expose eBay to potential liability or the threat of litigation. Removal of Eligible Vehicle listings pursuant to


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this Section shall be grounds for eBay to immediately terminate the participation of the listing ATC Dealer on the Co-Branded Pages, the eBay Site and Mirror Site.

     3.3 AUTO AUCTION STRATEGY; LISTING CONTROL. The parties will mutually agree on the overall strategy for obtaining and distributing listings of Eligible Vehicles for sale on the Co- Branded Pages. eBay and ATC will jointly determine the number and characteristics of Eligible Vehicle listings sourced from the ATC Site that are appropriate for posting on the Co-Branded Pages based on the conversion rates and bid/item ratios required for a vibrant marketplace, and will phase in promotional links from the eBay Site and the ATC Site, accordingly. Upon mutual agreement of the parties, eBay may adjust the flow of such postings. eBay will have sole discretion whether and how to implement a "first bid wins" or "buy it now" pricing mechanism, whether combined with auction-style bidding or standalone, for the sale of Eligible Vehicles on the Co-Branded Pages or Mirror Site, but other changes to the format of Eligible Vehicle sales on the Co-Branded Pages or Mirror Site will require mutual agreement of the parties, other than changes that are applicable to a substantial portion of all eBay listings or a broad range of categories of listings generally.

     3.4 BILLING. eBay will be responsible for billing and collecting all amounts due from users of the Co-Branded Pages and shall bear all of the credit risk for such amounts, provided that, at eBay's request, ATC may invoice various ATC Dealers on eBay's behalf, all in accordance with the Marketing Agreement and any separate billing services agreement between the parties.

4.   ATC CONTENT.

     4.1 DELIVERY OF ATC CONTENT. ATC shall deliver the ATC Content to eBay in a format specified by eBay and on an uploading and refresh schedule to be mutually agreed upon by the parties. ATC will use reasonable commercial efforts to modify ATC's online content uploading tools for the ATC Site to work with the Co-Branded Pages, and eBay will use reasonable commercial efforts to provide ATC with APIs and other assistance required for such modifications. eBay may refuse delivery of any ATC Content delivered in an unsupported format. eBay reserves the right to remove ATC Content, as eBay deems necessary or appropriate if, in eBay's absolute discretion, the publication of the ATC Content or user- generated content (a) may create liability for eBay (except for contractual liability, regardless of whether the applicable contract was entered into by eBay prior to or subsequent to this Agreement); (b) infringes upon or violates a third party's intellectual property rights or rights of publicity or privacy; (c) violates any law, statute, ordinance or regulation;
(d) is defamatory, libelous, illegally threatening or harassing; (e) contains obscenity, pornography or is otherwise inflammatory; (f) contains a virus or other damaging programming, or (g) in any way violates this Agreement or the eBay User Agreement. In the event that eBay exercises the foregoing right to remove any of the ATC Content from the Co-Branded Pages, eBay will provide ATC with prompt written notice of the removal and the basis for such removal. eBay will cooperate with ATC in remedying the defect that prompted the removal so that the ATC Content that was removed can be restored to the Co-Branded Pages.

     4.2 CONTENT OWNERSHIP. ATC hereby grants to eBay a non-exclusive license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally


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perform the ATC Content in conjunction with the eBay Content solely for the purposes of developing, hosting and deploying the Co-Branded Pages and Mirror Site and promoting the ATC Site, Co-Branded Pages and Mirror Site. As between eBay and ATC, ATC and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with the ATC Content, including all ATC branding elements. There are no implied licenses under this Agreement, and any rights not expressly granted to eBay hereunder are reserved by ATC or its suppliers. eBay shall not exceed the scope of the licenses granted hereunder.

5. PROMOTION. ATC will provide links from the ATC Site's home page and certain other pages on the ATC Site where users can offer to sell or seek to buy Eligible Vehicles to the Co-Branded Pages (via a one-click link to URLs supplied by eBay) in the phases specified in the Development Schedule. The link on the ATC Site home page will bear eBay branding. eBay may direct such links to an intermediate "jump page" that may include general information, user authentication, and for unregistered users, a link to the eBay registration process, if eBay implements such an informational jump page, general authentication or registration process for users and would-be users of the eBay Site generally. Any such jump page will also include a single link to the ATC Site home page in a form to be mutually agreed by the parties.

6.   PAYMENTS

     6.1 COMMISSIONS. As compensation for the content and services delivered by ATC to eBay under this Agreement, eBay will pay ATC a commission equal to fifty percent (50%) of eBay's gross revenue from (a) the listing and/or sale of Eligible Vehicles and Eligible Services on the Co-Branded Pages or the comparable trading area of the Mirror Site; and (b) general automotive-related advertising on the Co-Branded Pages (including automotive-related advertising that does not specifically promote Eligible Vehicles or Eligible Services) or advertising that is served to users who are viewing the Co-Branded Pages by means of a frame created by another website, provided that the gross revenue subject to the commission payable to ATC for advertisements that run generally on the eBay Site and not just on the Co-Branded Pages (or generally in frames that span the eBay Site and the Co-Branded Pages) shall be determined by the ratio of the number of impressions an advertisement generates on the Co-Branded Pages to the number of impressions it generates on other pages of the eBay Site. For example, if an automotive-related banner advertisement runs generally on the eBay Site, and ten percent (10%) of the total impressions generated by the ad are from the Co-Branded Pages, ten percent (10%) of eBay's gross revenue from the advertisement would be subject to ATC's fifty percent (50%) commission. Except to the extent that any new cars are incidentally listed on the Co-Branded Pages, ATC acknowledges that any gross revenues eBay receives in connection with new vehicles are not subject to any commissions under this Agreement.

     6.2 REPORTING AND PAYMENT OF COMMISSION. Within fifteen (15) days following the end of each calendar month, eBay will provide ATC a report, in a form mutually agreed to, describing the amount of gross revenue generated from the listing and/or sale of Eligible Vehicles on the Co-Branded Pages and including eBay's remittance of the applicable commission payable to ATC pursuant to this Agreement. eBay will promptly provide reports as available (anticipated to be monthly in arrears) regarding eBay's gross revenue with respect to Eligible Services transactions and advertising on the Co-Branded Pages, and will adjust


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commission payments accordingly to reflect such amounts, with any additional commission amounts due to ATC being included with eBay's reports regarding Eligible Services and advertising-derived gross revenue. Overdue payments of undisputed amounts shall accrue interest, at the lesser of 1_% per month or the maximum allowable interest under applicable law, from the due date until paid.

     6.3 TAXES. The parties shall each pay any sales, use or similar tax related to the parties' performance of their obligations or exercise of their rights under this Agreement for which they are responsible.

     6.4 AUDIT RIGHTS. During the term of the Agreement and for two (2) years thereafter, eBay shall keep proper records and books of account relating to the computation of gross revenues applicable to this Agreement. No more frequently than once every twelve (12) months, ATC's designated auditing professional may inspect such records to verify eBay's reports. Any such inspection will be conducted in a manner designed to minimize interference with eBay's regular business activities. The auditing professional shall enter into a confidentiality agreement in the form specified by eBay, which form shall not prevent the auditor from disclosing the methodology and results of its audit to ATC. eBay shall immediately make any overdue payments disclosed by the audit plus applicable interest. Such inspection shall be at ATC's expense; however, if the audit reveals overdue payments in excess of five percent (5%) of the payments owed to date, eBay shall immediately pay the cost of such audit, and ATC shall be entitled to undertake an additional audit of eBay's relevant books and records within the same twelve (12) month period.

7.   REPRESENTATIONS AND WARRANTIES.

     7.1 ATC REPRESENTATIONS. ATC represents and warrants that ATC has the authority and power to enter into and perform all of its obligations set forth in this Agreement.

     7.2 eBAY REPRESENTATIONS. eBay represents and warrants that eBay has the authority and power to enter into and perform all of its obligations set forth in this Agreement.

8. DISCLAIMER OF OTHER WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." EXCEPT AS STATED IN SECTION 7 ("REPRESENTATIONS AND WARRANTIES"), EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR
A PARTICULAR PURPOSE. EBAY DOES NOT REPRESENT OR WARRANT THAT THE EBAY SITE, THE CO-BRANDED PAGES OR THE MIRROR SITE WILL OPERATE SECURELY OR WITHOUT INTERRUPTION. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

9.   TERM AND TERMINATION.

     9.1 TERM. The term of this Agreement shall continue for three (3) years and six (6) months following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one-year renewal terms (collectively, the "Term"), unless


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either party gives the other notice of its desire to terminate the Agreement not less than ninety (90) days prior to the end of the initial term or then-current renewal term. This Agreement shall automatically terminate upon any termination or expiration of the Marketing Agreement.

     9.2 TERMINATION FOR BREACH. By providing written notice, a party may immediately terminate this Agreement if the other party materially breaches this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach. No notice of breach shall be sent until the provisions of Section 13.1 ("Dispute Resolution") have been followed.

     9.3 EFFECTS OF TERMINATION. Upon expiration or termination of this Agreement for any reason: (a) all license rights granted herein shall terminate except to the extent stated in this Section; (b) each party shall immediately pay to the other any amounts owed as of the date of such termination; and (c) the parties shall wind down the Co-Branded Pages in a professional manner (with any relevant licenses, as mutually agreed by the parties, remaining in effect during such wind-down period).

     9.4 SURVIVAL. Sections 1 ("Definitions"), 6.4 ("Audit Rights"), 8 ("Disclaimer of Other Warranties"), 10 ("Indemnity"), 11 ("Limitations on Liability"), 12 ("Confidential Information") and 13 ("General Provisions") shall survive expiration or termination of this Agreement.

10. INDEMNITY. Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees (collectively, "Claims") as follows: eBay will indemnify ATC against any Claims which ATC may incur as a result of claims in any form by third parties arising from, relating to or in connection with any negligence or willful misconduct by eBay. In addition, ATC shall indemnify eBay against any and all Claims which eBay may incur as a result of claims in any form by third parties arising from, relating to or in connection with any negligence or willful misconduct by ATC. The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the investigation, defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

11. LIMITATION ON LIABILITY. EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 10 ("INDEMNITY"), NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT IN THE EVENT OF A BREACH OF SECTION 12 ("CONFIDENTIALITY") OR A CLAIM UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE MARKETING AGREEMENT EXCEED AN AMOUNT GREATER THAN ONE MILLION DOLLARS ($1,000,000), EXCEPT THAT EBAY'S LIABILITY ARISING OUT OF A NEGLIGENT OR WILLFUL


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MATERIAL BREACH (i) OF SECTION 11.3 OF THE MARKETING AGREEMENT OR (ii) ANY
OTHER PROVISION OF THE MARKETING AGREEMENT PROHIBITING COMMUNICATION WITH ATC DEALERS (WHERE SUCH BREACH OCCURS IN THE WAKE OF OR IN ANTICIPATION OF TERMINATION OF THE RELATIONSHIP CONTEMPLATED UNDER THIS AGREEMENT), SHALL BE LIMITED TO TWENTY MILLION DOLLARS ($20,000,000), RATHER THAN TO ONE MILLION DOLLARS ($1,000,000). THIS LIMITATION OF EACH PARTY'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE MARKETING AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

12. CONFIDENTIAL INFORMATION. A party's "Confidential Information" is defined as any confidential or proprietary information of a party which is disclosed to the other party in a writing marked confidential or, if disclosed orally, is identified as confidential at the time of disclosure and is subsequently reduced to a writing marked confidential and delivered to the other party within ten
(10) days of disclosure, or which, under the circumstances surrounding disclosure known to the receiving party, ought to be treated as confidential. Each party shall hold the other party's Confidential Information in confidence and shall not disclose such Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than as required to perform under this Agreement. Such restrictions shall not apply to Confidential Information which (a) is already known by the recipient, (b) becomes, through no act or fault of the recipient, publicly known, (c) is received by recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by recipient without reference to the Confidential Information. The restriction on disclosure shall not apply to Confidential Information that a court or government agency requires be disclosed. In addition, the parties agree that, as a result of exposure to Confidential Information relating to the receiving party's business activities, the employees of the receiving party may further develop their general knowledge, skills and experience as they relate to the receiving party's business activities. The subsequent use by these employees of such general knowledge, skills and experience does not constitute a breach of this Agreement.

13.  GENERAL PROVISIONS.

     13.1 DISPUTE RESOLUTION. The parties will use good faith efforts to resolve disputes regarding this Agreement internally. If the dispute cannot be resolved at the working level, it shall be escalated by mutual agreement to the CEO of ATC and the CEO or COO of eBay, respectively, who shall confer (in person or by telephone or other means) to resolve the dispute. If the dispute cannot be resolved by the officers within fifteen (15) days after it is referred to them, the dispute shall be resolved in accordance with Section 13.2 ("Governing Law").

     13.2 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to contracts entered into by California residents and performed entirely in California.

     13.3 SEVERABILITY; HEADINGS. If any provision herein is held to be invalid or unenforceable for any reason, such provision shall be deemed to be restated, in accordance with


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applicable law, to reflect as nearly as possible the original intentions of the parties, and the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     13.4 PUBLICITY. Prior to the release of any press releases, announcements, statements or other similar promotional materials related to this Agreement, the termination thereof, the Co-Branded Pages, or the status of the parties' relationship, the releasing party shall submit a written request for approval to the other party with a copy of the materials to be released, with sufficient lead time for the other party to review and comment. A party shall not unreasonably withhold or delay the granting of its approval of such materials. The parties will cooperate to prepare a joint first public announcement regarding this Agreement.

     13.5 FORCE MAJEURE. Except as otherwise provided, if performance hereunder (other than payment of monies due) is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

     13.6 INDEPENDENT CONTRACTORS. The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

     13.7 NOTICE. Any notices hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by a reputable overnight courier with tracking capabilities, one (1) day after the date of mailing.

     13.8 ASSIGNMENT. Neither party may assign this Agreement or any of its rights and obligations hereunder without the other party's express prior written consent, which may not be unreasonably withheld, delayed or conditioned.

     13.9 ENTIRE AGREEMENT; WAIVER. This Agreement and the Marketing Agreement set forth the entire understanding and agreement of the parties, and supersede any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.


                                      10.

     13.10 COUNTERPARTS. This Marketing Services Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

EBAY INC.                                    AUTOTRADER.COM, LLC


By:/s/ Brian Swette                         By: /s/ Victor A. Perry III
   --------------------------                   -------------------------
Name:  Brian Swette                         Name:  Victor A. Perry III
     ------------------------                     -----------------------
Title: Chief Operating Officer              Title: President/CEO
      -----------------------                      ----------------------


                                      11.

                                   EXHIBIT A
                              DEVELOPMENT SCHEDULE

To be added by the parties in accordance with Section 1.7



                                      12.